Exhibit 3.2

RESTATED ARTICLES OF INCORPORATION

of

CENTERPOINT ENERGY, INC.

CenterPoint Energy, Inc., a Texas corporation (the “Company”), pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts these Restated Articles of Incorporation, which accurately copy the provisions of the existing Amended and Restated Articles of Incorporation of the Company and all amendments thereto that are in effect on the date hereof (the “Articles of Incorporation”) and contain no other change in any provisions thereof; provided that the number of directors serving on the board of directors of the Company on the date hereof and their names and addresses have been inserted in lieu of similar information concerning the initial board of directors.

ARTICLE I

The name of this corporation is CenterPoint Energy, Inc.

ARTICLE II

The purpose or purposes for which the corporation is incorporated is the transaction of all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE III

The street address of the corporation’s registered office is c/o CT Corporation System, 350 N. St. Paul Street, Dallas, Texas 75201 and the name of its registered agent at such address is CT Corporation System.

ARTICLE IV

The period of duration of the corporation is perpetual.

ARTICLE V

(a)           Number, Election and Terms of Directors.  The number of directors of the corporation shall be such number as determined from time to time by a majority of the board of directors.  Except as may otherwise be provided pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Division A of Article VI of these Articles of Incorporation, at each annual meeting of shareholders, all directors shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until their successors have been elected and qualified; provided, that any director elected for a longer term before the 2009 annual meeting of shareholders shall hold office for the entire term for which he or she was originally elected.

The number of directors presently constituting the board of directors is thirteen, and the name and address of each person who is serving as a director on the date hereof is:

Name	Address

Donald R. Campbell	1111 Louisiana
Houston, Texas 77002

Milton Carroll	1111 Louisiana
Houston, Texas 77002

Derrill Cody	1111 Louisiana
Houston, Texas 77002

O. Holcombe Crosswell	1111 Louisiana
Houston, Texas 77002

Michael P. Johnson	1111 Louisiana
Houston, Texas 77002

Janiece M. Longoria	1111 Louisiana
Houston, Texas 77002

Thomas F. Madison	1111 Louisiana
Houston, Texas 77002

David M. McClanahan	1111 Louisiana
Houston, Texas 77002

Robert T. O’Connell	1111 Louisiana
Houston, Texas 77002

Susan O. Rheney	1111 Louisiana
Houston, Texas 77002

Michael E. Shannon	1111 Louisiana
Houston, Texas 77002

Peter S. Wareing	1111 Louisiana
Houston, Texas 77002

Sherman M. Wolff	1111 Louisiana
Houston, Texas 77002

(b)           Removal of Directors.  No director of the corporation shall be removed from his office as a director by vote or other action of the shareholders or otherwise except for cause, as defined below, and then only by the affirmative vote of the holders of at least a majority of voting power of all outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class at a meeting of shareholders expressly called for that purpose.

Except as may otherwise be provided by law, cause for removal of a director shall be construed to exist only if:  (a) the director whose removal is proposed has been convicted, or where a director is granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been found by the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the Board of Directors called for that purpose or by a court of competent jurisdiction to have been negligent or guilty of misconduct in the performance of his duties to the corporation in a matter of substantial importance to the corporation; or (c) such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director of the corporation.

Notwithstanding the first paragraph of this Section (b), whenever holders of outstanding shares of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Division A of Article VI of these Articles of Incorporation of the corporation, any director of the corporation so elected may be removed in accordance with the provisions established by the Board of Directors with respect to such Preferred Stock.

(c)           Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office for a term of office continuing only until the next election of one or more directors by the shareholders entitled to vote thereon, or may be filled by election at an annual or special meeting of the shareholders called for that purpose; provided, however, that the Board of Directors shall not fill more than two such directorships during the period between two successive annual meetings of shareholders.  Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or may be filled by election at an annual or special meeting of the shareholders called for that purpose.  Any director elected to fill any such vacancy shall hold office for the remainder of the full term of the director whose departure from the Board of Directors created the vacancy and until such newly elected director’s successor shall have been duly elected and qualified.

Notwithstanding the foregoing paragraph of this Section (c), whenever holders of outstanding shares of Preferred Stock are entitled to elect members of the Board of Directors pursuant to the provisions established by the Board of Directors with respect to any series of Preferred Stock pursuant to Division A of Article VI of these Articles of Incorporation, any vacancy or vacancies resulting by reason of the death, resignation, disqualification or removal of any director or directors or any increase in the number of directors shall be filled in accordance with such provisions.

(d)           Amendment of Article V.  In addition to any other affirmative vote required by applicable law, this Article V may not be amended, modified or repealed except by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE VI

The number of shares of the total authorized capital stock of the corporation is 1,020,000,000 shares, of which 20,000,000 shares are classified as Preferred Stock, par value $0.01 per share, and the balance of 1,000,000,000 shares are classified as Common Stock, par value $0.01 per share.

The descriptions of the different classes of capital stock of the corporation and the preferences, designations, relative rights, privileges and powers, and the restrictions, limitations and qualifications thereof, of said classes of stock are as follows:

Division A — Preferred Stock

The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights, powers and preferences of which series may vary in any and all respects.  The Board of Directors or a duly appointed committee of the Board of Directors is expressly vested with the authority to fix, by resolution or resolutions adopted prior to and providing for the issuance of any shares of each particular series of Preferred Stock and incorporate in a statement of resolutions filed with the Secretary of State of the State of Texas, the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, to the extent not provided for in these Articles of Incorporation, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then issued.  The authority of the Board of Directors and any duly appointed committee thereof with respect to fixing the designations, powers, preferences, rights, qualifications, limitations and restrictions of each such series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)           the distinctive designation and number of shares of that series;

(2)           the rate of dividends (or the method of calculation thereof) payable with respect to shares of that series, the dates, terms and other conditions upon which such dividends shall be payable, and the relative rights of priority of such dividends to dividends payable on any other class or series of capital stock of the corporation;

(3)           the nature of the dividend payable with respect to shares of that series as cumulative, noncumulative or partially cumulative, and if cumulative or partially cumulative, from which date or dates and under what circumstances;

(4)           whether shares of that series shall be subject to redemption, and, if made subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption (including the manner of selecting shares of that series for redemption if fewer than all shares of such series are to be redeemed);

(5)           the rights of the holders of shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation (which rights may be different if such action is voluntary than if it is involuntary), including the relative rights of priority in such event as to the rights of the holders of any other class or series of capital stock of the corporation;

(6)           the terms, amounts and other conditions of any sinking or similar purchase or other fund provided for the purchase or redemption of shares of that series;

(7)           whether shares of that series shall be convertible into or exchangeable for shares of capital stock or other securities of the corporation or of any other corporation or entity, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

(8)           the extent, if any, to which the holders of shares of that series shall be entitled (in addition to any voting rights provided by law) to vote as a class or otherwise with respect to the election of directors or otherwise;

(9)           the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to shares of that series as to dividends or upon liquidation, dissolution or winding up;

(10)           any other repurchase obligations of the corporation, subject to any limitations of applicable law; and

(11)           any other designations, powers, preferences, rights, qualifications, limitations or restrictions of shares of that series.

Any of the designations, powers, preferences, rights, qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside these Articles of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors or a duly appointed committee thereof pursuant to authority expressly vested in it by these Articles of Incorporation.  Except as applicable law or these Articles of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the corporation.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article VI, and the consent, by class or series vote or otherwise, of holders of Preferred Stock of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the resolution or resolutions adopted with respect to any series of Preferred Stock may provide that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the relative powers, preferences and rights of such series.

Division B — Common Stock

1.           Dividends. Dividends may be paid on the Common Stock, as the Board of Directors shall from time to time determine, out of any assets of the corporation available for such dividends after full cumulative dividends on all outstanding shares of capital stock of all series ranking senior to the Common Stock in respect of dividends and liquidation rights (referred to in this Division B as “stock ranking senior to the Common Stock”) have been paid, or declared and a sum sufficient for the payment thereof set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for dividends on the stock ranking senior to the Common Stock for the then current quarterly dividend period.

2.           Distribution of Assets.  In the event of any liquidation, dissolution or winding up of the corporation, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of its Common Stock, after there shall have been paid to or set aside for the holders of the stock ranking senior to the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the corporation available for distribution to its shareholders.  The Board of Directors, by vote of a majority of the members thereof, may distribute in kind to the holders of the Common Stock such remaining assets of the corporation, or may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the corporation to any other corporation or other purchaser and receive payment therefor wholly or partly in cash or property, and/or in stock of any such corporation, and/or in obligations of such corporation or other purchaser, and may sell all or any part of the consideration received therefor and distribute the same or the proceeds thereof to the holders of the Common Stock.

3.           Voting Rights.  Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes.

Division C — Provisions Applicable to All Classes of Stock

1.           Preemptive Rights.  No holder of any stock of the corporation shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the corporation, or of any additional stock of any class, to be issued by reason of any increase of the authorized capital stock of the corporation, or to be issued from any unissued or additionally authorized stock, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

2.           Votes Per Share.  Any shareholder of the corporation having the right to vote at any meeting of the shareholders or of any class or series thereof, shall be entitled to one vote for each share of stock held by him, provided that no holder of Common Stock of the corporation shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose.

ARTICLE VII

The corporation has heretofore complied with the requirements of law as to the initial minimum capital requirements without which it could not commence business under the Texas Business Corporation Act.

ARTICLE VIII

(a)           Bylaws.  The Board of Directors shall have the power to alter, amend or repeal the Bylaws or adopt new Bylaws.  Any alteration, amendment or repeal of the Bylaws or adoption of new Bylaws shall require: (1) the affirmative vote of at least 80% of all directors then in office at any regular or special meeting of the Board of Directors or (2)  the affirmative vote of the holders of at least 80% of the voting power of all the shares of the corporation entitled to vote in the election of directors, voting together as a single class.

(b)           Amendment of Article VIII.  In addition to any other affirmative vote required by applicable law, this Article VIII may not be amended, modified or repealed except by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all outstanding shares of capital stock of the corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE IX

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except that this Article IX does not eliminate or limit the liability of a director for:

(a)           a breach of the director’s duty of loyalty to the corporation or its shareholders;

(b)           an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c)           a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of a director’s office;

(d)           an act or omission for which the liability of a director is expressly provided for by statute.

If the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act is amended, after approval of the foregoing paragraph by the shareholder or shareholders of the corporation entitled to vote thereon, to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended.  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

To the extent permitted by applicable law, and except as provided herein, the vote of shareholders required for approval of any action that is recommended to shareholders by the Board of Directors and for which applicable law requires a shareholder vote, including without limitation (1) any plan of merger, consolidation or exchange, (2) any disposition of assets, (3) any dissolution of the corporation, and (4) any amendment of these Articles of Incorporation, shall, if a greater vote of shareholders is provided for by the Texas Business Corporation Act or other applicable law, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares otherwise entitled to vote thereon.  The foregoing shall not apply to any action or shareholder vote authorized or required by any addition, amendment or modification to applicable law that becomes effective after the date of execution of these Amended and Restated Articles of Incorporation if and to the extent a bylaw adopted by the Board of Directors or the shareholders so provides.  Any repeal, amendment or modification of any such bylaw so adopted shall require the same vote of shareholders as would be required to approve the action or vote subject to such bylaw had the first sentence of this Article X not applied to such action or vote.

ARTICLE XI

(a)           Special Meetings.  Special meetings of the shareholders may be called by the Chairman of the Board, if there is one, the Chief Executive Officer, if there is one, the President, the Secretary or the Board of Directors.  Subject to the provisions of the corporation’s Bylaws governing special meetings, holders of not less than 50% of all of the shares of capital stock of the corporation outstanding and entitled to vote at such meeting may also call a special meeting of shareholders by furnishing the corporation a written request which states the purpose or purposes of the proposed meeting in the manner set forth in the Bylaws.

(b)           Amendment of Article XI.  In addition to any other affirmative vote required by applicable law, this Article XI may not be amended, modified or repealed except by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation this 24th day of July, 2008.

/s/ Rufus S. Scott
Rufus S. Scott
Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary

As of the date indicated above, the Statement of Resolution Establishing Series of Shares designated Series A Preferred Stock of CenterPoint Energy, Inc. originally filed on March 27, 2002 and attached hereto as Exhibit A (the “Statement of Resolution”) was part of the Articles of Incorporation.  The Statement of Resolution establishes a series of shares of Preferred Stock designated as “Series A Preferred Stock” and consisting of 1,000,000 shares.

Exhibit A

STATEMENT OF RESOLUTION ESTABLISHING SERIES OF SHARES

designated

SERIES A PREFERRED STOCK

of

CENTERPOINT ENERGY, INC.

Pursuant to Article 2.13D of
the Texas Business Corporation Act

Pursuant to the provisions of Article 2.13D of the Texas Business Corporation Act, the undersigned submits the following statement for the purpose of establishing and designating a series of shares of its Preferred Stock, without par value, designated “Series A Preferred Stock” and fixing and determining the relative rights and preferences thereof:

1.           The name of the company is CENTERPOINT ENERGY, INC. (the “Company”).

2.           The following resolution establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by all necessary action on the part of the Company on November 1, 2001:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of the Amended and Restated Articles of Incorporation of the Company, a series of Preferred Stock, without par value, of the Company be and hereby is created, and that the designation and number of shares thereof and the preferences, limitations and relative rights, including voting rights, of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series A Preferred Stock

1.           Designation and Amount.  There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be 1,000,000.  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

2.           Dividends and Distributions.

(A)           Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with

Exhibit A

respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of shares of any class or series of stock of the Company ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Company legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, without par value, of the Company (the “Common Stock”) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.  The “Adjustment Number” shall initially be 1,000.  In the event the Company shall at any time after the time of the issuance by the Secretary of State of the State of Texas of the certificate of merger with respect to the merger of Reliant Energy MergerCo, Inc., a Texas corporation (“MergerCo”), with and into Reliant Energy, Incorporated, a Texas corporation (“REI”), pursuant to the Agreement and Plan of Merger dated as of October 19, 2001, by and among REI, MergerCo and the Company (the “Merger”), or, if a later effective time was provided in the articles of merger with respect to the Merger, such later time (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)           The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)           Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid

Exhibit A

dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon.

3.           Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)          Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the shareholders of the Company.

(B)          Except as otherwise provided by law or the Amended and Restated Articles of Incorporation of the Company, the holders of shares of Series A Preferred Stock, the holders of shares of any other class or series entitled to vote with the Common Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C)          (i)   If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment.  During each default period, (1) the number of directors of the Company shall be increased by two, effective as of the time of election of such directors as herein provided, and (2) the holders of Preferred Stock (including holders of the Series A Preferred Stock) upon which these or like voting rights have been conferred and are exercisable (the “Voting Preferred Stock”) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect such two directors.

(ii)           During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of at least one-third in number of the shares of Voting Preferred Stock outstanding shall be present in person or by proxy.  The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Voting Preferred Stock of such voting right.

(iii)           Unless the holders of Voting Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Voting Preferred Stock, which meeting shall

Exhibit A

thereupon be called by the Chairman, the President, a Vice President or the Corporate Secretary of the Company.  Notice of such meeting and of any annual meeting at which holders of Voting Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Voting Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Company.  Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Voting Preferred Stock outstanding.  Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

(iv)           In any default period, after the holders of Voting Preferred Stock shall have exercised their right to elect directors voting as a class, (x) the directors so elected by the holders of Voting Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant.  References in this paragraph (C) to directors elected by the holders of a particular class or classes of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)           Immediately upon the expiration of a default period, (x) the right of the holders of Voting Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Voting Preferred Stock as a class shall terminate and (z) the number of directors shall be such number as may be provided for in the Amended and Restated Articles of Incorporation of the Company or the Amended and Restated Bylaws irrespective of any increase made pursuant to the provisions of paragraph (C) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Amended and Restated Articles of Incorporation of the Company or the Amended and Restated Bylaws).  Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D)          Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4.           Certain Restrictions.

(A)          Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

Exhibit A

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)           declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)           redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock, or to all such holders and the holders of any such shares ranking on a parity therewith, upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative powers, preferences and rights of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)          The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.           Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth in the Amended and Restated Articles of Incorporation of the Company.

6.           Liquidation, Dissolution or Winding Up.  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”).  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation

Exhibit A

Preference by (ii) the Adjustment Number.  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall, subject to the prior rights of all other series of Preferred Stock, if any, ranking prior thereto, receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Preferred Stock and Common Stock, on a per share basis, respectively.

(B)          In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.  In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C)          Neither the merger or consolidation of the Company into or with another Company nor the merger or consolidation of any other Company into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6, but the sale, lease or conveyance of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

7.           Consolidation, Merger, etc.  In case the Company shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

8.           Redemption.  (A) The Company, at its option, may redeem shares of the Series A Preferred Stock in whole at any time and in part from time to time, at a redemption price equal to the Adjustment Number times the current per share market price (as such term is hereinafter defined) of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption.  The “current per share market price” on any date shall be deemed to be the average of the closing price per share of such Common Stock for the ten consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement of (A) a dividend or distribution on the Common Stock other than a regular quarterly cash dividend or (B) any subdivision, combination or reclassification of such Common Stock and the ex-dividend date for such

Exhibit A

dividend or distribution, or the record date for such subdivision, combination or reclassification, shall not have occurred prior to the commencement of such ten Trading Day period, then, and in each such case, the current per share market price shall be properly adjusted to take into account ex-dividend trading.  The closing price for each day shall be the last sales price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange but sales price information is reported for such security, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“Nasdaq”) or such other self-regulatory organization or registered securities information processor (as such terms are used under the Securities Exchange Act of 1934, as amended) that then reports information concerning the Common Stock, or, if sales price information is not so reported, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by Nasdaq or such other entity, or, if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors.  If on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors shall be used.  The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on any national securities exchange but is quoted by Nasdaq, a day on which Nasdaq reports trades, or, if the Common Stock is not so quoted, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York or Texas are not authorized or obligated by law or executive order to close.

(B)          In the event that fewer than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method that may be determined by the Board of Directors in its sole discretion to be equitable.

(C)          Notice of any such redemption shall be given by mailing to the holders of the shares of Series A Preferred Stock to be redeemed a notice of such redemption, first class postage prepaid, not later than the twentieth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the Company.  Each such notice shall state:  (i) the redemption date; (ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the close of business on such redemption date.  Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of

Exhibit A

Series A Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock that are to be redeemed.  On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price.  If fewer than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(D)          The shares of Series A Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

9.           Ranking.  The Series A Preferred Stock shall rank junior to all other series of Preferred Stock (other than any such series of Preferred Stock the terms of which shall provide otherwise) in respect to dividend and liquidation rights, and shall rank senior to the Common Stock as to such matters.

10.           Amendment.  At any time that any shares of Series A Preferred Stock are outstanding, the Amended and Restated Articles of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

11.           Fractional Shares.  Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.